Exhibit 99.1

LINCOLN ELECTRIC HOLDINGS, INC.

22801 Saint Clair Avenue ● Cleveland, Ohio 44117 ● U.S.A

NEWS ● RELEASE

MICHAEL F. HILTON ELECTED TO LINCOLN ELECTRIC BOARD

CLEVELAND, OH, Wednesday, July 29, 2015 – Lincoln Electric Holdings, Inc., (“Company,” “Lincoln Electric”) (Nasdaq: LECO) today announced that Michael F. Hilton, 61, President and Chief Executive Officer of Nordson Corporation (Nasdaq: NDSN), has been elected to Lincoln Electric’s Board of Directors, effective July 27, 2015. Mr. Hilton’s appointment expands Lincoln Electric’s Board to 11 directors, 10 of whom are non-employee directors.

“Mike brings the Board valuable perspective and over forty-years of hands-on experience in the global industrial sector, said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “We appreciate his willingness to join the Board and we will benefit from his track record of developing strong and profitable businesses in both developed and emerging markets as Lincoln Electric executes on its ‘2020 Vision and Strategy’ goals.”

Mr. Hilton is President and Chief Executive Officer of Nordson Corporation, a diversified industrial manufacturer of precision equipment for dispensing adhesives, coatings, sealants and other materials. The company serves global customers in consumer durable, non-durable, industrial, electronics and medical end markets. Since joining Nordson in 2010, Mr. Hilton has led the company to record results through a deepened focus on innovative new products, emerging markets, continuous improvement and strategic acquisitions. Prior to joining Nordson, Mr. Hilton held a variety of executive roles at Air Products & Chemicals, Inc. over his thirty-three year tenure with the organization. He last served as Senior Vice President and General Manager of Air Products & Chemicals, Inc.’s Electronics and Performance Materials segment.

Mr. Hilton is a member of the board of directors of Nordson Corporation and Ryder System, Inc., and serves on the board of trustees and the executive council of the Manufacturers Alliance for Productivity and Innovation (MAPI). He is a graduate of Lehigh University where he earned a bachelors of science degree in chemical engineering and an MBA.

Business

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 47 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at www.lincolnelectric.com.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com